EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-                    ) pertaining to the Life Technologies Corporation Deferred Compensation Plan of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of Life Technologies Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Life Technologies Corporation filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Diego, California
June 9, 2010